Exhibit 99.1

For Immediate Release:

Media Contact:	Investor Contact:
Marty Richmond	Samir Khanal
Vice President Marketing and Corporate Communications	Senior Director of Investor Relations
216.755.5500	216.755.5500
mrichmond@ddr.com	skhanal@ddr.com

DDR REPORTS OPERATING FFO PER DILUTED SHARE

OF $0.26 FOR THE QUARTER ENDED DECEMBER 31, 2011

BEACHWOOD, OHIO, February 16, 2012 – DDR Corp. (NYSE: DDR) today announced operating results for the fourth quarter ended December 31, 2011.

SIGNIFICANT 2011 ACTIVITY

•	Generated operating FFO of $0.97 per diluted share for the full year 2011 and $0.26 per diluted share for the fourth quarter, which excludes certain non-operating items

•	Executed a total of 2,108 new leases and renewals for over 11.7 million square feet in 2011

•	Executed 543 new leases and renewals for over 2.9 million square feet in the fourth quarter

•	Increased the portfolio leased rate to 93.6% at December 31, 2011, an increase of 100 basis points year over year

•	Generated positive leasing spreads for the full year 2011, with new leases up 11.2% and renewals up 5.0%, for a blended spread of 6.1%

•	Generated positive leasing spreads for the fourth quarter, with new leases up 9.6% and renewals up 4.5%, for a blended spread of 5.8%

•	Generated same store net operating income growth of 3.5% for the full year 2011 as compared to 2010

•	Generated same store net operating income growth of 2.9% for the fourth quarter as compared to the fourth quarter of 2010

•	Generated same store net operating income growth on a sequential basis of 4.0% in the fourth quarter of 2011 as compared to the third quarter of 2011

•	Reduced consolidated debt-to-EBITDA to 7.26 in the fourth quarter of 2011

•

Completed $461 million of asset sales in 2011 of which $247 million were sold in the fourth quarter; DDR’s total share of dispositions in 2011 was $371 million, $205 million of which was in the fourth quarter

•	Completed $270 million of wholly owned acquisitions of prime assets in 2011 of which $80 million were completed in the fourth quarter

“We are pleased to report another quarter of positive operational trends within our portfolio. The strong property level performance when combined with the execution of our internal operating platform provided us with the ability to pursue opportunistic capital raising events to further de-risk our balance sheet while simultaneously expanding and improving the quality of our asset base,” commented DDR’s president and chief executive officer, Daniel B. Hurwitz.

FINANCIAL HIGHLIGHTS

The Company’s fourth quarter operating funds from operations was $72.1 million, or $0.26 per diluted share, before $24.7 million of net adjustments. The Company’s full year 2011 operating funds from operations was $267.1 million, or $0.97 per diluted share, before $39.5 million of net adjustments.

The charges and gains, primarily non-cash, for the periods ended December 31, 2011, are summarized as follows (in millions):

	Three Months	Year
Non-cash impairment charges – non-depreciable consolidated assets	$17.1	$63.2
Executive separation and related compensation and benefit charges	1.4	12.4
Loss on debt retirement, net	—	0.1
Non-cash gain on equity derivative instruments (Otto Family warrants)	—	(21.9)
Other (income) expense, net (1)	0.2	5.0
Equity in net income of joint ventures – gain on sale of land, gain on debt extinguishment and currency adjustments	(0.5)	(1.2)
Non-cash impairment of joint venture investments on non-depreciable assets	—	1.6
Non-cash gain on change in control and sale of interests, net	(2.5)	(25.2)
Discontinued operations – loss on debt extinguishment	7.7	6.8
Discontinued operations – non-cash gain on deconsolidation of interests	—	(4.7)
Gain on disposition of real estate (land), net	1.4	0.9
Non-controlling interest – portion of impairment charges allocated to outside partners	(0.1)	(3.9)
Write-off of preferred share original issuance costs	—	6.4

Total adjustments from FFO to operating FFO	$24.7	$39.5

(1)	Amounts included in Other (income) expense are detailed as follows:

	Three Months	Year
Loss on sale of mezzanine note receivable	$—	$5.0
Litigation expenditures	0.3	2.3
Settlement gain of lease liability obligation	—	(2.6)
Debt extinguishment costs, net	0.9	0.7
Other	(1.0)	(0.4)

	$0.2	$5.0

Funds From Operations (“FFO”) applicable to common shareholders for the three-month period ended December 31, 2011, including the above net adjustments, was $47.4 million, or $0.17 per diluted share, which compares to a FFO loss of $37.0 million, or $0.14 per diluted share, for the prior-year comparable period. The increase in FFO for the three-month period ended December 31, 2011, is primarily the result of a decrease in impairment charges recorded on non-depreciable assets (land) in the fourth quarter of 2011, lower income tax expense due to a $49.9 million non-cash reserve recorded in the fourth quarter of 2010 and the effect of the non-cash valuation adjustments associated with the warrants issued to the Otto family that were exercised in full for cash in the first quarter of 2011.

FFO applicable to common shareholders for the year ended December 31, 2011, including the above net adjustments, was $227.6 million, or $0.75 per diluted share, which compares to FFO of $76.3 million, or $0.30 per diluted share, for the prior year. The increase in FFO for the year ended December 31, 2011, is primarily the result of the gain on change in control and sale of interests related to the Company’s unconsolidated joint ventures; a reduction in impairment charges recorded on non-depreciable assets (land); lower income tax expense; and, the effect of the non-cash valuation adjustments associated with the warrants partially offset by executive separation charges and the write-off of the original issuance costs from the redemption of the Company’s Class G cumulative redeemable preferred shares.

Net loss applicable to common shareholders for the three-month period ended December 31, 2011, was $1.8 million, or $0.01 per diluted share, which compares to a net loss of $94.8 million, or $0.37 per diluted share, for the prior-year comparable period. Net loss applicable to common shareholders for the year ended December 31, 2011, was $53.8 million, or $0.28 per diluted share, which compares to a net loss of $251.6 million, or $1.03 per diluted share, for the prior year. The changes in net loss applicable to common shareholders for the three-month period and year ended December 31, 2011, is primarily due to the same factors impacting FFO as explained above.

LEASING & PORTFOLIO OPERATIONS

The following results for the full year and fourth quarter of 2011, highlight continued strong leasing activity throughout the portfolio:

•

Executed 876 new leases aggregating 4.0 million square feet and 1,232 renewals aggregating approximately 7.7 million square feet of which 239 new leases aggregating approximately 1.1 million square feet and 304 renewals aggregating approximately 1.8 million square feet were executed in the fourth quarter

•	The portfolio leased rate was 93.6% at December 31, 2011, as compared to 92.6% at December 31, 2010

•

On a cash basis, rental rates for new leases increased by 11.2% over prior rents and renewals increased by 5.0%, resulting in an overall blended spread of 6.1% for the full year 2011; the fourth quarter 2011 spreads on new leases increased by 9.6% and renewals increased by 4.5%, resulting in an overall blended spread of 5.8%

•

Same store net operating income (“NOI”) increased by 3.5% for the full year 2011 and 2.9% for the fourth quarter as compared to the comparable periods in 2010; on a sequential basis, reported same store NOI growth of 4.0% in the fourth quarter of 2011 compared to the third quarter of 2011

•	Total portfolio average annualized base rent per occupied square foot as of December 31, 2011 was $13.81, as compared to $13.36 at December 31, 2010

ACQUISITIONS & INVESTMENTS

In January 2012, affiliates of the Company and The Blackstone Group L.P. (“Blackstone”) formed a joint venture, which is expected to acquire a portfolio of 46 shopping centers currently owned by EPN Group (the “EDT Retail Portfolio”) valued at approximately $1.4 billion, including assumed debt of $640 million and at least $305 million of anticipated new financings. An affiliate of Blackstone will own 95% of the common equity of the joint venture and the remaining 5% interest will be owned by an affiliate of DDR. DDR is also expected to invest $150 million in preferred equity in the venture with a fixed dividend rate of 10%, and will continue to provide leasing and management services for the portfolio. In addition, DDR will have the right of first offer to acquire ten of the assets.

In the fourth quarter of 2011, the Company acquired Polaris Towne Center in Columbus, Ohio, a 700,000 square-foot prime asset anchored by Target, Lowe’s, Kroger, Best Buy, T.J.Maxx, Old Navy and ULTA, for a total purchase price of approximately $80 million. The Company assumed $45.2 million of mortgage debt in conjunction with this acquisition. This asset was purchased in connection with the sale of Town Center Plaza in Leawood, Kansas to Glimcher Realty Trust for approximately $139 million.

FINANCINGS

In January 2012, the Company completed a forward sale agreement to issue 19.0 million of its common shares at a price of $12.95 per share. The Company expects the settlement of the forward sale agreements to be on or about June 29, 2012. The Company expects to use the net proceeds to fund its investment in the joint venture with Blackstone as previously described.

In January 2012, the Company completed $353 million in new long-term financings, comprised of a $250 million unsecured term loan (“Term Loan”) and a $103 million mortgage loan (“Mortgage Loan”). These financings address the majority of the Company’s 2012 consolidated debt maturities. The Term Loan consists of a $200 million tranche that currently bears interest at an annual rate of LIBOR plus 210 basis points and matures on January 31, 2019; and a $50 million tranche that currently bears interest at an annual rate of LIBOR plus 170 basis points and matures on January 31, 2017. Borrowings on the Term Loan bear interest at LIBOR plus a margin based upon DDR’s long-term senior unsecured debt ratings. Additionally, the Company entered into an interest rate swap on the $200 million tranche to fix the interest rate at 3.64%. Proceeds from the Term Loan will be used to retire the remaining $180 million of convertible notes maturing in March 2012, reduce the outstanding balances under the Company’s revolving credit facilities, and for general corporate purposes. The Mortgage Loan has a seven-year term and bears interest at 3.4%.

DISPOSITIONS

The Company sold 13 consolidated assets, aggregating approximately 1.2 million square feet, in the fourth quarter of 2011, generating gross proceeds of approximately $164.7 million. In addition, the Company sold $30.6 million of consolidated non-income producing assets or interests in assets. The Company recorded an aggregate net gain of approximately $54.3 million related to asset sales in the fourth quarter of 2011.

In the fourth quarter of 2011, two of the Company’s unconsolidated joint ventures sold four shopping centers, aggregating approximately 0.7 million square feet, generating gross proceeds of approximately $51.3 million. The joint ventures recorded an aggregate net loss of approximately $2.6 million related to these asset sales, of which the Company’s proportionate share was approximately $0.3 million.

2012 GUIDANCE

There has been no change in guidance since the last update provided on January 10, 2012. The Company continues to estimate operating FFO for 2012 between $0.98 - $1.04 per diluted share.

NON-GAAP DISCLOSURES

FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO and operating FFO provide additional indicators of the financial performance of a REIT. The Company also believes that FFO and operating FFO more appropriately measure the core operations of the Company and provide benchmarks to its peer group. Neither FFO nor operating FFO represents cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is necessarily indicative of cash available to fund cash needs and should be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.

The original NAREIT definition of FFO did not explicitly address the treatment of impairment charges of depreciable real estate. As a result, there were different industry views regarding whether such charges should be excluded from FFO. The Company’s historical calculation of FFO included impairment charges as well as losses on sale of depreciable real estate. On October 31, 2011, NAREIT clarified that the exclusion of impairment charges of depreciable real estate is consistent with the definition of FFO. Further, NAREIT indicated that it preferred for companies to restate previously reported NAREIT FFO in order to provide consistent and comparable presentation of FFO measures. As a result, in the fourth quarter of 2011, the Company modified its definition of FFO to comply with the NAREIT definition as it related to impairment charges and losses on sale of depreciable real estate and related investments. The Company has restated prior periods accordingly in this release. In addition, the Company’s presentation of operating FFO will no longer reflect an adjustment for impairment charges and losses on sale of depreciable real estate and related investments.

FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains and losses from disposition of depreciable real estate property, which are presented net of taxes, (iii) impairment charges on depreciable real estate property and related investments, (iv) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company calculates operating FFO by excluding the non-operating charges and gains described above. The Company computes FFO in accordance with the NAREIT definition as affirmed by NAREIT on October 31, 2011. Other real estate companies may calculate FFO and operating FFO in a different manner. FFO excluding the net non-operating items detailed above is useful to investors as the Company removes these charges and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. A reconciliation of net income (loss) to FFO and operating FFO is presented in the financial highlights section of the Company’s quarterly supplement.

SAFE HARBOR

DDR considers portions of the information in this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, the ability of the joint venture between affiliates of the Company and Blackstone to successfully complete the acquisition of the EDT Retail Portfolio; local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to buy or sell assets on commercially reasonable terms; our ability to complete acquisitions or dispositions of assets under contract; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; the success of our capital recycling strategy; and the finalization of the financial statements for the three-month period and year ended December 31, 2011. For additional factors that could cause the results of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s Form 10-K for the year ended December 31, 2010. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

ABOUT DDR

DDR is an owner and manager of 481 value-oriented shopping centers representing 123 million square feet in 39 states, Puerto Rico and Brazil. The Company’s assets are concentrated in high barrier-to-entry markets with stable populations and high growth potential and its portfolio is actively managed to create long-term shareholder value. DDR is a self-administered and self-managed REIT operating as a fully integrated real estate company, and is publicly traded on the New York Stock Exchange under the ticker symbol DDR. Additional information about the company is available at www.ddr.com.

CONFERENCE CALL INFORMATION & SUPPLEMENTAL MATERIALS

A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request to Samir Khanal, at the Company’s corporate office, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or at www.ddr.com.

The Company will hold its quarterly conference call tomorrow, February 17, 2012, at 10:00 a.m. Eastern Daylight Time. To participate, please dial 800.901.5217 (domestic), or 617.786.2964 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the passcode: 38873915. Access to the live call and replay will also be available through the Company’s website. The replay will be available through February 25, 2012.

DDR Corp.

Financial Highlights

(In thousands)

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenues:
Minimum rents (A)	$130,696	$127,337	$514,493	$506,065
Percentage and overage rents (A)	2,730	2,448	6,457	5,827
Recoveries from tenants	38,596	39,870	166,665	165,946
Ancillary and other property income	8,042	6,492	29,346	20,990
Management, development and other fee income	12,296	13,312	47,148	53,434
Other (B)	2,184	3,999	6,909	10,795

	194,544	193,458	771,018	763,057

Expenses:
Operating and maintenance (C)	30,983	32,396	135,708	130,406
Real estate taxes	23,198	24,404	100,089	101,944
Impairment charges (D)	45,654	25,578	101,815	84,855
General and administrative (E)	19,911	23,028	85,221	85,573
Depreciation and amortization	59,684	54,222	222,655	209,847

	179,430	159,628	645,488	612,625

Other income (expense):
Interest income	2,154	2,874	9,832	7,302
Interest expense (F)	(57,667)	(57,141)	(229,718)	(215,322)
Gain (loss) on debt retirement, net (F)	45	152	(89)	485
(Loss) gain on equity derivative instruments (G)	—	(25,539)	21,926	(40,157)
Other (expense) income, net (H)	(177)	(5,871)	(5,002)	(24,211)

	(55,645)	(85,525)	(203,051)	(271,903)

Loss before earnings from equity method investments and other items	(40,531)	(51,695)	(77,521)	(121,471)
Equity in net (loss) income of joint ventures (I)	(2,217)	9,377	13,734	5,600
Impairment of joint venture investments (D)	(1,250)	(227)	(2,921)	(227)
Gain on change in control of interests and sale of interests, net (J)	2,461	—	25,170	—
Tax expense of taxable REIT subsidiaries and state franchise and income taxes (K)	(20)	(49,496)	(1,044)	(47,952)

Loss from continuing operations	(41,557)	(92,041)	(42,582)	(164,050)
Income (loss) from discontinued operations (L)	48,112	6,575	16,106	(84,989)

Income (loss) before gain on disposition of real estate	6,555	(85,466)	(26,476)	(249,039)
(Loss) gain on disposition of real estate, net of tax	(1,380)	1,257	7,079	1,318

Net income (loss)	5,175	(84,209)	(19,397)	(247,721)
Loss (income) attributable to non-controlling interests	31	(17)	3,543	38,363

Net income (loss) attributable to DDR	$5,206	$(84,226)	$(15,854)	$(209,358)

Net loss applicable to common shareholders	$(1,761)	$(94,793)	$(53,843)	$(251,627)

Funds From Operations (“FFO”):
Net loss applicable to common shareholders	$(1,761)	$(94,793)	$(53,843)	$(251,627)
Depreciation and amortization of real estate investments	58,081	55,399	221,278	217,167
Equity in net loss (income) of joint ventures (I)	2,217	(9,377)	(13,734)	(5,600)
Impairment of depreciable joint venture investments	1,250	227	1,285	227
Joint ventures’ FFO (I)	14,234	17,345	57,604	54,737
Non-controlling interests (OP Units)	32	8	88	32
Impairment of depreciable real estate assets, net of non-controlling interests	29,037	3,300	62,683	68,240
Gain on disposition of depreciable real estate, net	(55,675)	(9,080)	(47,751)	(6,837)

FFO applicable to common shareholders	47,415	(36,971)	227,610	76,339
Write-off of preferred share original issuance costs (M)	—	—	6,402	—
Preferred dividends	6,967	10,567	31,587	42,269

FFO	$54,382	$(26,404)	$265,599	$118,608

Per share data:
Earnings per common share
Basic	$(0.01)	$(0.37)	$(0.20)	$(1.03)

Diluted	$(0.01)	$(0.37)	$(0.28)	$(1.03)

Basic – average shares outstanding	274,718	253,872	270,278	244,712

Diluted – average shares outstanding	274,718	253,872	271,472	244,712

Dividends Declared	$0.08	$0.02	$0.22	$0.08

Funds From Operations – Basic (N)	$0.17	$(0.14)	$0.84	$0.31

Funds From Operations – Diluted (N)	$0.17	$(0.14)	$0.75	$0.30

DDR Corp.

Financial Highlights

(in thousands)

Selected Balance Sheet Data

	December 31, 2011	December 31, 2010
Assets:
Real estate and rental property:
Land	$1,844,125	$1,837,403
Buildings	5,461,122	5,491,489
Fixtures and tenant improvements	379,965	339,129

	7,685,212	7,668,021
Less: Accumulated depreciation	(1,550,066)	(1,452,112)

	6,135,146	6,215,909
Land held for development and construction in progress	581,627	743,218
Real estate held for sale, net	2,290	—

Real estate, net	6,719,063	6,959,127

Investments in and advances to joint ventures	353,907	417,223
Cash	41,206	19,416
Restricted cash	30,983	28,139
Notes receivable, net	93,905	120,330
Receivables, including straight-line rent, net	117,463	123,259
Other assets, net	112,898	100,596

	$7,469,425	$7,768,090

Liabilities & Equity:
Indebtedness:
Revolving credit facilities	$142,421	$279,865
Unsecured debt	2,139,718	2,043,582
Mortgage and other secured debt	1,822,445	1,978,553

	4,104,584	4,302,000
Equity derivative liability	—	96,237
Dividends payable	29,128	12,092
Other liabilities	257,821	223,074

Total liabilities	4,391,533	4,633,403

Preferred shares (L)	375,000	555,000
Common shares (M)	27,711	25,627
Paid-in-capital (G)	4,138,812	3,868,990
Accumulated distributions in excess of net income	(1,493,353)	(1,378,341)
Deferred compensation obligation	13,934	14,318
Accumulated other comprehensive income	(1,403)	25,646
Less: Common shares in treasury at cost	(15,017)	(14,638)
Non-controlling interests	32,208	38,085

Total equity	3,077,892	3,134,687

	$7,469,425	$7,768,090

DDR Corp.

Financial Highlights

(A)	Base and percentage rental revenues for the year ended December 31, 2011, as compared to the prior year increased $10.4 million. This increase consisted of increased leasing activity at comparable portfolio properties, contributing $4.4 million, the acquisition of interests in six shopping centers, generating an additional $7.7 million in revenues offset by a net decrease in revenues from development and redevelopment assets of $1.7 million. Included in rental revenues for the years ended December 31, 2011 and 2010, is approximately $0.9 million and $2.5 million, respectively, of revenue resulting from the recognition of straight-line rents, including discontinued operations.
(B)	Other revenues were comprised of the following (in millions):

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Lease termination fees	$2.0	$3.4	$5.9	$7.5
Financing fees	0.1	0.5	0.4	1.2
Other miscellaneous	0.1	0.1	0.6	2.1

	$2.2	$4.0	$6.9	$10.8

(C)	Operating and maintenance expense, including discontinued operations, includes the following expenses (in millions):

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Bad debt expense	$2.0	$3.2	$9.1	$13.4
Ground rent expense (1)	1.1	1.2	4.2	4.9

(1)	Includes non-cash expense of approximately $0.5 million for both of the three-month periods ended December 31, 2011 and 2010, and approximately $2.0 million for both of the years ended December 31, 2011 and 2010, related to straight-line ground rent expense.
(D)	The Company recorded impairment charges during both the three-month periods and years ended December 31, 2011 and 2010, on the following (in millions):

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Land held for development (1)	$14.0	$—	$54.2	$54.3
Undeveloped land	3.1	25.6	9.0	30.5
Assets marketed for sale	28.5	—	38.6	—

Total continuing operations	45.6	25.6	101.8	84.8

Sold assets or assets held for sale (2)	0.5	3.3	24.0	51.8
Assets formerly occupied by Mervyns (3)	—	—	—	35.3

Total discontinued operations	0.5	3.3	24.0	87.1

Joint venture investments	1.3	0.2	2.9	0.2

Total impairment charges	$47.4	$29.1	$128.7	$172.1

DDR Corp.

Financial Highlights

(1)	The 2011 impairment charges were primarily related to land held for development in Russia and Canada. The asset impairments primarily were triggered by the execution of agreements for the sale or partial sale of the Company’s interest in these projects. The land held for development in Brampton, Canada was impaired in the third quarter of 2011 and sold in the fourth quarter of 2011. The 2010 impairment charges were related to land held for development in Russia. The Company’s proportionate share of the impairment charges was $50.4 million and $41.9 million after adjusting for the allocation of loss to the non-controlling interest in the consolidated joint venture that owns certain of the projects for the years ended December 31, 2011 and 2010, respectively.
(2)	See summary of discontinued operations activity in note (L).
(3)	The Company’s proportionate share of these impairments was $16.5 million after adjusting for the allocation of loss to the non-controlling interest in this previously consolidated joint venture for the year ended December 31, 2010. These assets were deconsolidated in the third quarter of 2010 and all operating results, including the impairment charges, have been reclassified as discontinued operations. See note (L).
(E)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the re-leasing of space, which are charged to operations as incurred. For both the years ended December 31, 2011 and 2010, general and administrative expenses were approximately 5.2% of total revenues, including joint venture and managed property revenues.

During the year ended December 31, 2011, the Company recorded a charge of $12.4 million primarily related to the termination without cause of its Executive Chairman, the terms of which were pursuant to his amended and restated employment agreement. During the year ended December 31, 2010, the Company incurred $5.3 million in employee separation charges. Excluding these separation charges, general and administrative expenses were 4.4% and 4.9% of total revenues for the years ended December 31, 2011 and 2010, respectively.
(F)	The Company recorded the following in connection with its outstanding convertible debt (in millions):

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Non-cash interest expense related to amortization of the debt discount	$3.4	$3.0	$14.9	$8.2
Non-cash adjustment to (loss) gain on repurchase	—	0.1	0.1	4.9

(G)	Represents the non-cash impact of the valuation adjustments for the equity derivative instruments (warrants) issued as part of the share purchase transaction with the Otto Family completed in 2009. The warrants were exercised in full for cash in March 2011 and the related equity derivative liability was reclassified into paid-in-capital at the date of exercise.

DDR Corp.

Financial Highlights

(H)	Other income (expenses) were comprised of the following (in millions):

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Litigation-related expenses	$(0.3)	$(1.0)	$(2.3)	$(14.6)
Loss on sale of mezzanine note receivable	—	—	(5.0)	—
Debt extinguishment costs, net	(0.9)	(0.5)	(0.7)	(3.7)
Lease liability obligation and related settlement gain	—	(3.3)	2.6	(3.3)
Abandoned projects and other (expenses) income	1.0	(1.1)	0.4	(2.6)

	$(0.2)	$(5.9)	$(5.0)	$(24.2)

(I)	At December 31, 2011 and 2010, the Company had an investment in joint ventures, excluding consolidated joint ventures, in 177 and 189 shopping center properties, respectively. See below for a summary of the combined condensed operating results and select balance sheet data of the Company’s unconsolidated joint ventures.
(J)	During the year ended December 31, 2011, the Company acquired its partners’ 50% interest in two shopping centers. The Company accounted for both of these transactions as step acquisitions. In December 2011, the Company sold its 10% interest in an unconsolidated joint venture, which owned three shopping centers, to its partner. In December 2011, the Company also sold its 50% interest in an unconsolidated joint venture, which owned a development project in Oconomowoc, Wisconsin, to its partner. Due to the changes in control that occurred, the Company recorded an aggregate net gain associated with these transactions related to the difference between the Company’s carrying value and fair value of the previously held equity interest.
(K)	In the fourth quarter of 2010, the Company incurred a non-cash income tax expense of $49.9 million recognized due to the establishment of a reserve against certain deferred tax assets within its taxable REIT subsidiary (“TRS”). Based upon the continued loss activity recognized by the TRS, including a 2010 fourth quarter impairment and lease liability charge of $22.3 million associated with an abandoned development project, it was determined that it was more likely than not that the deferred tax assets would not be usable, thus requiring a reserve.

DDR Corp.

Financial Highlights

(L)	The operating results related to assets classified as discontinued operations are summarized as follows (in thousands):

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenues from operations	$3,398	$10,910	$27,798	$52,027

Operating expenses	1,473	3,164	10,174	22,112
Impairment charges	461	3,300	24,029	87,045
Interest, net	636	2,771	7,500	20,989
Debt extinguishment costs, net	7,698	—	7,191	409
Depreciation and amortization	657	3,477	7,677	17,457

Total expenses	10,925	12,712	56,571	148,012

Loss before disposition of real estate	(7,527)	(1,802)	(28,773)	(95,985)
Gain on deconsolidation of interests	—	—	4,716	5,221
Gain on disposition of real estate, net	55,639	8,377	40,163	5,775

Net gain (loss)	$48,112	$6,575	$16,106	$(84,989)

(M)	In April 2011, the Company redeemed all of its 8.0% Class G cumulative redeemable preferred shares. The Company recorded a non-cash charge of approximately $6.4 million to net loss available to common shareholders in the second quarter of 2011 related to the write-off of the original issuance costs.
(N)	For purposes of computing FFO and operating FFO per share, the following share information was used (in millions):

	At December 31,
	2011	2010
Common shares outstanding	276.9	256.2
OP Units outstanding (“OP Units”)	0.4	0.4

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Weighted average common shares outstanding	277.0	256.2	272.1	246.6

Assumed conversion of OP Units	0.4	0.4	0.4	0.4

FFO Weighted average common shares and OP Units – Basic	277.4	256.6	272.5	247.0

FFO Weighted average common shares and OP Units – Diluted for FFO Loss	N/A	256.6	N/A	N/A

Assumed conversion of dilutive securities	0.7	8.2	1.9	7.4

FFO Weighted average common shares and OP Units – Diluted for FFO Income	278.1	N/A	274.4	254.4

Operating FFO Weighted average common shares and OP Units – Diluted	278.1	264.8	274.4	254.4

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(In thousands)

Combined condensed income statements

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenues from operations (A)	$177,286	$167,066	$697,103	$649,225

Operating expenses	56,960	59,125	235,370	247,408
Impairment charges (B)	209,421	—	213,296	65
Depreciation and amortization of real estate investments	44,872	46,384	182,545	182,667
Interest expense	57,755	57,911	227,597	226,304

	369,008	163,420	858,808	656,444

(Loss) income before other items	(191,722)	3,646	(161,705)	(7,219)
Income tax expense	(11,887)	(6,502)	(38,850)	(20,449)
Other income	—	10,591	—	10,591

(Loss) income from continuing operations	(203,609)	7,735	(200,555)	(17,077)
Discontinued operations:
Income (loss) from operations (C)	807	(1,026)	(57,947)	(20,247)
Gain on debt forgiveness (D)	—	—	2,976	—
(Loss) gain on disposition (E)	(2,595)	(1,371)	18,705	(26,674)

(Loss) income before gain on disposition of assets	(205,397)	5,338	(236,821)	(63,998)
Gain on disposition of assets	1,751	—	1,733	17

Net (loss) income	(203,646)	5,338	(235,088)	(63,981)
Non-controlling interests	(4,568)	(204)	(16,132)	(458)

Net (loss) income attributable to unconsolidated joint ventures	$(208,214)	$5,134	$(251,220)	$(64,439)

Net (loss) income at DDR’s ownership interests (F)	$(27,219)	$10,676	$(12,979)	$6,319

FFO at DDR’s ownership interests (G)	$14,234	$17,345	$57,604	$54,737

Combined condensed balance sheets

	December 31, 2011	December 31, 2010
Land	$1,400,469	$1,566,682
Buildings	4,334,097	4,783,841
Fixtures and tenant improvements	189,940	154,292

	5,924,506	6,504,815
Less: Accumulated depreciation	(808,352)	(726,291)

	5,116,154	5,778,524
Land held for development and construction in progress (H)	239,036	174,237

Real estate, net	5,355,190	5,952,761
Cash and restricted cash	308,008	122,439
Receivables, including straight-line rent, net	108,038	111,569
Leasehold interests	9,136	10,296
Other assets, net	168,115	181,387

	$5,948,487	$6,378,452

Mortgage debt (I)	$3,742,241	$3,940,597
Notes and accrued interest payable to DDR	100,470	87,282
Other liabilities	214,370	186,333

	4,057,081	4,214,212
Accumulated equity	1,891,406	2,164,240

	$5,948,487	$6,378,452

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(A)	Revenues for the three-month periods and years ended include the following (in millions):

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Straight-line rents	$1.0	$1.0	$4.6	$3.9
DDR’s proportionate share	—	0.2	0.9	0.6

(B)	For the three-month period and year ended December 31, 2011, impairment charges were recorded primarily on assets that are in the process of being recapitalized of which the Company’s proportionate share of the charges was approximately $6.7 million and $7.1 million, respectively.
(C)	For the year ended December 31, 2011, impairment charges associated with depreciable asset sales aggregating $59.2 million were reclassified to discontinued operations of which the Company’s proportionate share was approximately $5.8 million. For the three-month period and year ended December 31, 2010, impairment charges associated with depreciable asset sales aggregating $1.3 million and $21.0 million, respectively, were reclassified to discontinued operations of which the Company’s proportionate share was zero for the three-month period and approximately $0.7 million for the year.
(D)	Gain on debt forgiveness is related to one property owned by an unconsolidated joint venture that was transferred to the lender pursuant to a consensual foreclosure proceeding. The operations of the asset have been reclassified as discontinued operations in the combined condensed income statements for all periods presented.
(E)	Reflects the sale of seven properties by four separate unconsolidated joint ventures in 2011. The Company’s proportionate share of the aggregate net gain for the assets sold for the year ended December 31, 2011 was approximately $10.2 million.
(F)	Adjustments to the Company’s share of joint venture equity in net income or loss primarily is related to basis differences impacting amortization and depreciation, impairment charges and (loss) gain on dispositions as follows (in millions):

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Income (loss)	$25.0	$(1.2)	$26.7	$(0.7)

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(G)	FFO from unconsolidated joint ventures are summarized as follows (in millions):

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net (loss) income attributable to unconsolidated joint ventures	$(208.2)	$5.1	$(251.2)	$(64.4)
Loss (gain) on sale of depreciable real estate	2.6	1.4	(18.7)	26.7
Impairment of depreciable real estate assets	209.4	1.3	272.5	21.0
Depreciation and amortization of real estate investments	44.2	48.5	182.7	198.3

FFO	$48.0	$56.3	$185.3	$181.6

FFO at DDR ownership interests	$14.2	$17.3	$57.6	$54.7

Operating FFO at DDR’s ownership interests (1)	$13.7	$15.4	$56.4	$54.1

DDR joint venture distributions received, net (2)	$6.1	$24.5	$63.2	$53.8

(1)	Excluded from operating FFO is the Company’s pro rata share of net charges included in equity in net income of joint ventures primarily related to impairment charges on non-depreciable real estate assets, gain on debt forgiveness and losses on the disposition of non-depreciable real estate assets as disclosed earlier in this press release.
(2)	Includes loan repayments in 2011 of $22.4 million from the Company’s unconsolidated joint venture, which has assets located in Brazil.
(H)	The Company’s proportionate share of joint venture land held for development and construction in progress aggregated approximately $75.9 million and $71.7 million at December 31, 2011 and December 31, 2010, respectively.
(I)	The Company’s proportionate share of joint venture debt aggregated approximately $772.9 million and $833.8 million at December 31, 2011 and December 31, 2010, respectively. The $772.9 million includes approximately $48.1 million of non-recourse debt associated with joint ventures for which the Company has written its investment down to zero and is receiving no allocation of income, loss or FFO.